Exhibit 99.1

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 [LOGO OF HERSHEY FOODS CORPORATION APPEARS HERE]    Hershey Foods NEWS
Corporate Communications - Hershey Foods Corporation - 100 Crystal A Drive -
                                Hershey, PA 17033
                E-mail: pr@hersheys.com - http://www.hersheys.com
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FOR IMMEDIATE RELEASE              CONTACT:  Hershey Foods Corporation
January 28, 1999                             John C. Long
                                             (717) 534-7631

                                             New World Pasta
                                             Sheryl Padamonsky
                                             (717) 534-6711


             Hershey Foods Completes Sale of U.S. Pasta Business


Hershey, Pa. -- Hershey Foods Corporation and New World Pasta today announced that the purchase of Hershey's U.S. pasta business by New World has been completed. The transaction included the American Beauty, Ideal by San Giorgio, Light 'n Fluffy, P&R, Mrs. Weiss, Ronzoni, San Giorgio and Skinner pasta brands, along with six manufacturing plants. As a result of the transaction, Hershey received $450 million in cash and retained a minority interest in the business. The transaction is expected to result in an after-tax gain of approximately $1.13 per share (diluted) which will be recorded in the first quarter of 1999.

"This is a very exciting opportunity for New World Pasta," said C. Mickey Skinner, Chairman and Chief Executive Officer of New World Pasta. "Moving forward, we plan to focus our efforts on what we do best: delivering quality products, exceptional service and premier value both to our customers and our consumers."
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